Exhibit 99.1

K-Swiss Reports Third Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--November 3, 2011--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the third quarter ended September 30, 2011. The operations of FORM Athletics are accounted for as a discontinued operation in the Company’s financial results and are excluded from futures orders data for the prior-year periods.

Financial Results

Net loss for the third quarter of 2011 was $15,418,000, or $0.43 per diluted share, compared with a net loss of $28,334,000, or $0.80 per diluted share, for the prior-year period. Net loss for the nine months ended September 30, 2011, was $45,286,000, or $1.28 per diluted share, compared with a net loss of $47,577,000, or $1.35 per diluted share, for the nine months ended September 30, 2010.

For the third quarter of 2011, total worldwide revenues increased 30.8% to $80,456,000 from $61,491,000 in the prior-year period. Domestic revenues increased 21.0% to $32,676,000 in the third quarter, and international revenues increased 38.6% to $47,780,000 for the same period. Total worldwide revenues for the first nine months of 2011 increased 25.3% to $218,194,000 from $174,192,000 for the first nine months of 2010. Domestic revenues increased 30.8% to $96,360,000 in the first nine months, and international revenues increased 21.2% to $121,834,000.

Futures Orders

Worldwide futures orders with start ship dates from October 2011 through March 2012 decreased 4.2% to $76,598,000 at September 30, 2011. Domestic futures orders decreased 24.1% to $26,494,000 at September 30, 2011, from $34,894,000 the previous year. International futures orders increased 11.3% to $50,104,000 at September 30, 2011, from $45,021,000 the previous year.

Steven Nichols, Chairman of the Board and President, stated, “Our performance category and international operations continue to strengthen, but our domestic business, in total, needs more work to restore us to profitability.”

2011 Guidance

For 2011, the Company expects full year consolidated revenues to be approximately $260 million. Consolidated gross margin is expected to be approximately 36.5%, compared to 39.2% in 2010. Selling, general and administrative expenses are expected to be $153 million to $155 million.

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its third quarter 2011 results today, at 11:00 a.m. ET. The number to call for this interactive teleconference is (212) 231-2928. A replay of this conference call will be available until November 10, 2011, by dialing (402) 977-9140 and entering the passcode, 21542237.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss’ quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through November 10, 2011.

Founded more than forty years ago in Van Nuys, California, K•Swiss introduced the first all-leather tennis shoe, the K•Swiss “Classic” in 1966. Since its inception, K•Swiss has rooted itself in California Sport with an aim to be the most inspiring and innovative sports brand in the market. Today the Company offers performance and lifestyle footwear and apparel for several categories under its California Sports umbrella including Tennis Heritage, California Fit (Running, Triathlon and Fitness) and California Youth. K•Swiss also designs, develops and markets footwear under the Palladium brand. For more information about K•Swiss, visit www.kswiss.com.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, availability of credit, industry trends, merchandise trends, including market acceptance of the Company’s product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a deepening of the current worldwide recession. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended September 30, 2011, which is currently on file with the SEC. Futures orders as of any date, represents orders scheduled to be shipped within the next six months. Futures orders as of a certain date do not include orders scheduled to be shipped on or prior to that date. The mix of “futures” and “at-once” orders can vary significantly from quarter to quarter and year to year and, therefore, “futures” are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Loss
(In thousands, except earnings per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues	$80,456	$61,491	$218,194	$174,192
Cost of goods sold	51,631	36,458	138,413	102,987
Gross profit	28,825	25,033	79,781	71,205
Selling, general and administrative expenses	42,357	38,685	120,620	106,988
Operating loss	(13,532)	(13,652)	(40,839)	(35,783)
Other income/(expense)	-	-	3,000	(3,320)
Interest income/(expense), net	242	(197)	95	170
Loss before income taxes and discontinued operations	(13,290)	(13,849)	(37,744)	(38,933)
Income tax expense	342	13,993	1,904	8,152
Loss from continuing operations	(13,632)	(27,842)	(39,648)	(47,085)
Loss from discontinued operations, less applicable income tax	(1,786)	(492)	(5,638)	(492)
Net loss	$(15,418)	$(28,334)	$(45,286)	$(47,577)
Basic loss per share	$(0.43)	$(0.80)	$(1.28)	$(1.35)
Diluted loss per share	$(0.43)	$(0.80)	$(1.28)	$(1.35)
Weighted average number of shares outstanding
Basic	35,572	35,246	35,480	35,192
Diluted	35,572	35,246	35,480	35,192

K•Swiss Inc. Condensed Balance Sheets
(In thousands)

			September 30,
			2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents			$37,419	$44,116
Restricted cash and cash equivalents and restricted investments available for sale			22,702	24,373
Investments available for sale			6,228	71,637
Accounts receivable, net			43,298	44,174
Inventories			93,700	55,292
Prepaid expenses and other current assets			10,181	4,523
Income taxes receivable			-	14,865
Total current assets			213,528	258,980
PROPERTY, PLANT AND EQUIPMENT, NET			20,122	21,156
OTHER ASSETS
Intangible assets			14,575	18,269
Deferred income taxes			3,853	3,320
Other			4,719	10,120
Total other assets			23,147	31,709
			$256,797	$311,845

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit			$15,060	$5,116
Current portion of long-term debt			284	300
Trade accounts payable			14,822	15,327
Accrued income taxes payable			-	165
Accrued liabilities			22,612	16,599
Total current liabilities			52,778	37,507
OTHER LIABILITIES
Long-term debt			155	436
Other liabilities			7,610	13,757
Contingent purchase price			3,886	5,857
Total other liabilities			11,651	20,050
STOCKHOLDERS' EQUITY			192,368	254,288
			$256,797	$311,845

CONTACT:
K•Swiss Inc.
George Powlick, 818-706-5100
Chief Financial Officer